Exhibit 99
	For Release:	May 6, 2015
	Investor Contact:	Amy Rutledge
Manager – Corporate Communications
218-723-7400
arutledge@allete.com
NEWS

ALLETE Clean Energy signs purchase agreement with
The AES Corporation for 100.5 Megawatt Armenia Mountain wind facility near Troy, Pa.

Duluth, Minn.-ALLETE Clean Energy, a wholly-owned subsidiary of ALLETE, Inc. (NYSE: ALE), has agreed to acquire 100 percent of AES Armenia Mountain Wind, LLC, (Armenia Mountain) a 100.5 Megawatt (MW) wind facility near Troy, Pa., from The AES Corporation (AES) and a non-controlling interest from a minority shareholder for a total of $108 million, plus the assumption of existing debt.

ALLETE Clean Energy (ACE) had an option to purchase the Armenia Mountain facility, which was exercised on April 1; a purchase agreement with AES was signed April 30. Closing is expected in July 2015.
Located in the busy PJM electricity market near the New York-Pennsylvania border, Armenia Mountain’s 67, 1.5MW General Electric wind turbines were installed in 2009. All the facility’s energy output is sold through existing power purchase agreements that extend through 2025.
This is the fourth wind facility ACE has acquired from AES and the seventh in its portfolio. In January of 2014, the ALLETE subsidiary finalized the acquisition of wind energy projects with a total capacity of 231MW in Lake Benton, Minn., Storm Lake, Iowa, and Condon, Ore., from AES. Armenia Mountain is the largest and newest of the wind installations acquired by ACE.
“This acquisition continues our steady growth, with ACE’s operating assets to total 540MW,” said ALLETE Clean Energy President Eric Norberg. “By moving into a different area of the country with a thriving renewable energy market, ACE builds upon its operational and entrepreneurial experience.”
“ALLETE continues to successfully execute and integrate the major planks within our broader energy strategy,” said ALLETE Chairman, President and CEO Al Hodnik. “ALLETE’s combined portfolio of operating wind assets from ACE and Minnesota Power will total nearly 1,000 megawatts. This latest transaction reinforces our belief that a more sustainable energy future relying less on carbon will mold the North American energy landscape over the long haul.”
In November of 2014, ALLETE Clean Energy also finalized a major development agreement with Montana-Dakota Utilities, a division of MDU Resources Group (NYSE: MDU), acquiring the rights to develop and construct a 107MW wind facility near Hettinger, N.D., and then sell the project to Montana-Dakota for approximately $200 million, pending regulatory approval.
Morgan Stanley is acting as financial advisor to ALLETE Clean Energy for this transaction.
ALLETE Clean Energy was established in 2011 to acquire or develop capital projects to create energy solutions by way of wind, solar, biomass, hydro, natural gas, shale resources, clean coal technology and other emerging energy innovations.
ALLETE, Inc. is an energy company headquartered in Duluth, Minnesota. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth, BNI Coal in Center, N.D., U.S. Water Services in St. Michael, Minnesota, and has an eight percent equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com.
The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.